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                                                                    EXHIBIT 99.1


AHT Closes on First Mezzanine Loan
Page 1
December 1, 2003


(ASHFORD HOSPITALITY TRUST LOGO)

                                          NEWS RELEASE


Contact:  Douglas Kessler                         Tripp Sullivan
          COO and Head of Acquisitions            Corporate Communications, Inc.
          (972) 490-9600                          (615) 254-3376


                 ASHFORD HOSPITALITY TRUST CLOSES ON $10 MILLION
                                 MEZZANINE LOAN


TRANSACTION HIGHLIGHTS:

o $10 Million Mezzanine Loan Secured by Interests in Hilton Times Square

o  Joins Syndicate Led by Bear Stearns Commercial Mortgage

o  Enhances Ashford's Presence as a Fast-Growing Source of Lodging Capital

DALLAS (December 1, 2003) Ashford Hospitality Trust, Inc. (NYSE: AHT) today announced it has closed on the purchase of a $10 million junior mezzanine loan to FC 42 Mezzanine, LLC, an affiliate of Forest City Ratner Companies, an affiliate of Forest City Enterprises, Inc. (NYSE:FCE), on the Hilton Times Square in New York City.

The loan is a LIBOR based loan with a floor meeting Ashford's targeted yields, matures in August 2006, and provides for two one-year extension options, subject to certain conditions. Payment terms under the mezz loan provide for interest only until August 2004, with amortization thereafter based on a 25-year schedule. An origination fee of 1% was received by Ashford. The mezz loan is locked out on prepayment through August 13, 2004, and thereafter may be prepaid subject to decreasing prepayment premiums until February 13, 2006, when no prepayment premium is payable.

The $10 million junior mezzanine loan was acquired by Ashford from Bear Stearns Commercial Mortgage, the originator of the first mortgage, senior mezzanine and junior mezzanine loans. Financing on the Hilton Times Square includes a first mortgage of approximately $42.9 million, a senior mezzanine loan of approximately $26.1 million, and the $10 million junior mezzanine loan held by Ashford. Based on trailing 12-month net cash flow from the property, the debt service coverage ratio at closing is approximately 1.4x for the first mortgage, senior mezzanine and the junior mezzanine loans.

Developed in 2000 by Forest City Ratner Companies, the 21-story, 444-room Hilton Times Square is located between 41st and 42nd Streets and Seventh and Eighth Avenues in New York City. The hotel is built entirely on air rights over the existing retail centers along 42nd Street above Madame Tussaud's and the AMC 25, which is one of the highest grossing theaters in the



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AHT Closes on First Mezzanine Loan
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December 1, 2003



country. The registration desk, reception area, Restaurant Above and Pinnacle Bar are located on the 21st floor sky lobby. The Hilton Times Square also features over 6,000 square feet of meeting space and offers oversized guest rooms with first-class amenities and spectacular panoramic views of Manhattan. The Times Square market has recently experienced a surge of corporate interest, becoming home to Lehman Bros., NASDAQ, Viacom, Morgan Stanley, Ernst & Young and Reuters. The New York Times is building its new headquarters at the corner of 8th and 42nd. Times Square was the best performing hotel submarket in Manhattan in 2002 and one of only two markets in New York that has posted RevPAR increases since September 11, 2001. Hilton Hotels Corporation manages the hotel property.

Commenting on the announcement, Monty J. Bennett, President and CEO of Ashford Hospitality Trust, stated, "Given the significance we have placed on mezzanine loans as a key component of our diversified investment strategy, it was important for us to start off on a strong note. The Hilton Times Square is a tremendous asset with a strong brand and sponsorship as well as an attractive location, good market and improving fundamentals. In addition to the opportunity to further develop relationships with some of the most active hotel lenders in the market today, this transaction presents very attractive risk-adjusted returns. On an unleveraged basis, we will receive an initial yield of 11% on our investment and an even greater yield on a leveraged basis.

"As demonstrated by the caliber of lenders we have joined on this transaction, Ashford Hospitality is a great fit for lenders who for various reasons need to fill the gap between limits placed on traditional first mortgage financing and the growing need for capital among hotel owners and developers. We have received a tremendous amount of interest in our mezz loan program from lenders and borrowers alike. With the number of new mezz loan opportunities accelerating as lodging industry fundamentals continue to improve, we look forward to deploying our unique combination of hotel financing and operations expertise and strategic relationships to generate additional transactions."

                                    * * * * *

Ashford Hospitality Trust is a self-administered real estate investment trust focused exclusively on investing in the hospitality industry across all segments and at all levels of the capital structure, including direct hotel investments, first mortgages, mezzanine loans and sale-leaseback transactions. Additional information can be found on the Company's web site at www.ahtreit.com.

Certain statements and assumptions in this press release contain or are based upon "forward-looking" information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties. When we use the words "will likely result," "may," "anticipate," "estimate," "should," "expect," "believe," "intend," or similar expressions, we intend to identify forward-looking statements. Such forward-looking statements include, but are not limited to, the impact of the transaction on our business and future financial condition, our business and investment strategy; our understanding of our competition and current market trends and opportunities and projected capital expenditures. Such statements are subject to numerous assumptions and uncertainties, many of which are outside Ashford's control.



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AHT Closes on First Mezzanine Loan
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December 1, 2003



These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: general volatility of the capital markets and the market price of our common stock; changes in our business or investment strategy; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the market in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in the section entitled "Risk Factors" in Ashford's Registration Statement on Form S-11, as amended (File Number 333-105277), and from time to time, in Ashford's other filings with the Securities and Exchange Commission.

The forward-looking statements included in this press release are only made as of the date of this press release. Investors should not place undue reliance on these forward-looking statements. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations or otherwise.

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